As Filed with the Securities and Exchange Commission on February 14, 2024

Registration No. 333-      •

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOLUNA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	14-1462255
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

325 Washington Avenue Extension

Albany, NY 12205

(516) 216-9257

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Soluna Holdings, Inc. Third Amended and Restated

2021 Stock Incentive Plan

Soluna Holdings, Inc. Amended and Restated

2023 Stock Incentive Plan

(Full titles of the Plans)

Jessica L. Thomas

Corporate Secretary

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

(516) 216-9257

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Michaels Chief Financial Officer Soluna Holdings, Inc. 325 Washington Avenue Extension Albany, NY 12205 (516) 216-9257	Joseph P. Galda, Esq. J.P. Galda & Co. 40 East Montgomery Ave. LTW 220 Ardmore, PA 19003 (215) 815-1534 Email: jpgalda@jpgaldaco.com

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering 2,290,511 shares of common stock, par value $0.001 (“Common Stock”), and 1,907,188 shares of Series A Perpetual Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), of Soluna Holdings, Inc., a Nevada corporation (the “Registrant”), as follows:

Plan	Purpose of Registration Statement	Number of Shares Available for Issuance
Soluna Holdings, Inc. Third Amended and Restated 2021 Stock Incentive Plan (the “Amended 2021 Plan”)	Register shares of Series A Preferred Stock that were reserved for issuance pursuant to the Amended 2021 Plan approved by the Company’s stockholders on March 10, 2023	1,907,188
Amended 2021 Plan	Register additional shares of Common Stock that became reserved for issuance under the Evergreen Provision (as defined below) as of the date of this Registration Statement	411,888
Amended 2021 Plan	Register additional shares of Common Stock that may in the future become reserved for issuance under the Evergreen Provision	566,267
Amended and Restated 2023 Stock Incentive Plan (the “Amended 2023 Plan”)	Register shares of Common Stock that are reserved for issuance as of the date of this Registration statement	595,084
Amended 2023 Plan	Register additional shares of Common Stock that may in the future become reserved for issuance under the Evergreen Provision	717,272

Under each of the Amended 2021 Plan and the 2023 Plan, the number of shares Common Stock reserved for issuance under such Plan is 18.75% and 23.75%, respectively, of the number of shares of Common Stock outstanding as of the first trading day of each quarter (the “Evergreen Provision”).

Effective October 13, 2023, the Registrant effected a 1-for-25 reverse stock split of our outstanding shares of Common Stock. Unless specifically provided otherwise herein, the share and per share information that follows in this registration statement, assumes the effect of the reverse stock split.

The Registrant filed a Registration Statement on Form S-8 (Commission File No. 333-260614) (the “Prior Registration Statement”) registering 99,367 shares of Common Stock reserved for issuance under the 2021 Plan. Of these shares, 41,452 shares of Common Stock have been issued and 12,623 shares of Common Stock were offered and subsequently became available again as a result of expiration or forfeiture. Accordingly, 70,538 shares of Common Stock reserved for issuance under the Amended 2021 Plan remain registered under the Prior Registration Statement.

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated by reference in this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees, nonemployee directors, and consultants pursuant to Rule 428(b) are available, without charge, by contacting:

Jessica L. Thomas

Corporate Secretary

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12205

(516) 216-9257

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference herein (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions on Form 8-K):

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023, as amended by the Registrant’s Form 10-K/A, filed with the Commission on May 1, 2023;

(2)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 15, 2023, for the quarterly period ended June 30, 2023, filed with the Commission on August 14, 2023, and for the quarterly report ended September 30, 2023, filed with the Commission on November 14, 2023;

(3)	The Registrant’s Current Reports on Form 8-K filed with the Commission filed on January 10, 2023, February 14, 2023, March 1, 2023, March 8, 2023, March 13, 2023, March 14, 2023, April 13, 2023, April 26, 2023, May 8, 2023, May 26, 2023, June 2, 2023, June 2, 2023, June 23, 2023, July 5, 2023, August 3, 2023, October 10, 2023, October 17, 2023, November 22, 2023, and November 29, 2023 ; and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on March 22, 2021 (File No. 001-40261), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all other amendments and reports filed for the purpose of updating such description.

(5)	The description of the Registrant’s Series A Preferred Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on August 19, 2021 (File No. 001-40261), pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description of Securities

Not applicable.

ITEM 5. Interests of Named Experts and Counsel

Not applicable.

ITEM 6. Indemnification of Directors and Officers

The Company’s Articles of Incorporation, as amended, and Bylaws provide indemnification to the Company’s officers and directors to the fullest extent permitted by the Nevada Revised Statutes (“NRS”), and further indemnify any person made, or threatened to be made, a party to an action or proceeding (but excluding an action by or in the right of the Company) by reason of the fact that such person was a director or officer of the Company against judgments, fines, amounts paid in settlement, and expenses, including attorneys’ fees actually incurred, if such director or officer acted in good faith for a purpose which they reasonably believed to be in or not opposed to the best interests of the Company and, in criminal actions or proceedings, had no reasonable cause to believe that their conduct was unlawful. The Articles of Incorporation, as amended, and Bylaws further indemnify any director or officer made, or threatened to be made, a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director or officer, or was serving at the request of the Company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action provided such person was acting in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any such claim, issue, or matter therein, the Articles of Incorporation, as amended, and Bylaws provide for indemnification to them against expenses, including attorneys’ fees, actually and reasonably incurred by them in connection with the defense. Despite the foregoing, this specific indemnity from the Company is not available to such a director or officer if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law.

Furthermore, the NRS provide for broad indemnification by corporations of their officers and directors, and offers a presumption that such officer or director has acted in good faith, on an informed basis and with a view to the interests of the corporation, unless such presumption is successfully rebutted.

The NRS also provide that no director or officer is individually liable for damages as a result of an act or failure to act in their capacity as a director or officer except if (1) the presumption that such director or officer acted in good faith, on an informed basis and with a view to the interests of the Company is rebutted, and (2) it is proven that such director’s or officer’s act or failure to act constituted a breach of their fiduciary duties as a director or officer, and such breach involved intentional misconduct, fraud or a knowing violation of law. In addition, the NRS provide that any such indemnifiable person who has been successful on the merits or otherwise in the defense of an applicable action or proceeding shall be affirmatively entitled to the foregoing indemnity. The NRS additionally permit a corporation to advance expenses as they are incurred by a director or officer in defending an action or proceeding prior to final disposition upon receipt of an undertaking by the applicable person to repay such advanced amount if the advancement is ultimately found to not be permitted by law or otherwise.

In addition, the Company maintains directors’ and officers’ liability insurance which insures against liabilities that the Company’s directors and officers may incur in such capacities.

See also the undertakings set out in response to Item 9 herein.

ITEM 7. Exemption from Registration Claimed

Not applicable.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

ITEM 9. Undertakings

Undertaking Required by Item 512(a) of Regulation S-K: The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Item 512(b) of Regulation S-K: The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertaking Required by Item 512(h) of Regulation S-K: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2021).

3.2	Articles of Incorporation of Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.3	Articles of Merger filed with the Secretary of State of Nevada (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.4	Certificate of Amendment filed with the Secretary of State of Nevada dated June 9, 2021 (incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.5	Certificate of Amendment to Articles of Incorporation filed with the Secretary of State of Nevada on November 2, 2021 (incorporated by reference to Exhibit 3.5 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.6	Bylaws of Soluna Holdings, Inc., formerly known as Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.6 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.7	Certificates of Designations, Preferences, and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock filed with the Secretary of State of Nevada on August 18, 2021 (incorporated by reference to Exhibit 3.7 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.8	Certificate of Amendment to Certificate of Designations, Preferences, and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock, filed with the Secretary of State of Nevada on December 22, 2021(incorporated by reference to Exhibit 3.8 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.9	Certificate of Amendment to Certificate of Designations, Preferences, and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock, filed with the Secretary of State of Nevada on April 21, 2022 (incorporated by reference to Exhibit 3.9 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2023)

3.10	Certificate of Amendment to Articles of Incorporation of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 15, 2021).

3.11	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on November 4, 2021).

3.12	Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the Commission on August 18, 2021).

3.13	Certificate of Amendment to Certificate of Designations, Preferences and Rights of 9.0% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Commission on December 29, 2021).

3.14	Bylaws of Mechanical Technology, Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K, filed with the Commission on March 31, 2021).

3.15	Certificate of Change dated October 11, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 17, 2023)

5.1	Opinion of J.P. Galda & Co.*

10.1	Third Amended and Restated 2021 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the Commission on February 10, 2023)

10.2	Amended and Restated 2023 Stock Incentive Plan (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement filed with the Commission on May 30, 2023)

23.1	Consent of J.P. Galda & Co. (contained in exhibit 5.1)

23.2	Consent of UHY LLP*

24.1	Power of Attorney (included on the signature page in Part II of this Registration Statement on Form S-8).

107	Filing Fee Table*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on February 14, 2024

.

SOLUNA HOLDINGS, INC.

By:	/s/ John Belizaire
John Belizaire
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below hereby constitute and appoint David Michaels and Jessica Thomas as their true and lawful attorneys-in-fact and agents with full power of substitution, for them in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Belizaire	Chief Executive Officer, Director
John Belizaire	(Principal Executive Officer)	February 14, 2024

/s/ David C. Michaels	Chief Financial Officer, Director
David C. Michaels	(Principal Financial Officer)	February 14, 2024

/s/ Jessica L. Thomas	Chief Accounting Officer
Jessica L. Thomas	(Principal Financial and Accounting Officer)	February 14, 2024

/s/ Michael Toporek	Chairman of the Board of Directors
Michael Toporek		February 14, 2024

/s/ William Phelan	Director
William Phelan		February 14, 2024

/s/ Matthew E. Lipman	Director
Matthew E. Lipman		February 14, 2024

/s/ Thomas J. Marusak	Director
Thomas J. Marusak		February 14, 2024

/s/ Edward R. Hirshfield	Director
Edward R. Hirshfield		February 14, 2024

/s/ William Hazelip	Director
William Hazelip		February 14, 2024

/s/ John Bottomley	Director
John Bottomley		February 14, 2024